Exhibit 10.2.1

CONSULTING AGREEMENT

This Consulting Agreement (“Consulting Agreement”) is entered into this 5th day of September, 2008 (the “Effective Date”), by and between Mace Siegel, an individual (“Consultant”), and The Macerich Company, a Maryland corporation (the “Company”).  Consultant and the Company agree as follows:

I.                                         Engagement

The Company hereby engages Consultant and Consultant hereby accepts such engagement, upon the terms and conditions hereinafter set forth, for the Consulting Term.  The “Consulting Term” is the period of time commencing on the Effective Date and ending on the first to occur of:  (1) August 31, 2013; (2) the date of Consultant’s death or disability (defined as a serious and continuing medical condition which prevents Consultant from performing or substantially performing as a consultant under this Agreement for a minimum of sixty (60) days, such as a heart attack or stroke); (3) Consultant’s written notice to the Company that he elects to terminate the Consulting Term for any reason; or (4) the date that Consultant materially breaches one of his obligations or agreements under this Consulting Agreement, provided, however, that if the purported breach is a breach of Consultant’s obligations under Section II.A or II.C, Consultant shall be given written notice of the alleged breach  and a thirty (30) day opportunity to cure the alleged breach to the extent a cure is reasonably possible in the circumstances and provided, further, that if the purported breach is the first breach of Consultant’s obligations under Section VI, Consultant shall be given written notice of the alleged breach and an opportunity to cure the alleged breach, which cure may be reasonably specified (both as to time, manner and content) by the Company.  The notice and opportunity to cure specified in subparagraph (4) shall not be required for any breach of Consultant’s obligations under Section VI after the first such breach, regardless of whether a prior breach was cured.

II.                                     Service

A.                                    Performance

Consultant shall perform consulting services as requested by the Company with reasonable notice as to matters with which Consultant is familiar or about which Consultant has acquired knowledge, expertise, or experience.  The Company is not obligated to call upon Consultant to provide any services or any minimum level of services.  In no event shall Consultant be required to perform services to the Company on more than 3 days in any one month or at a location outside of Southern California.

B.                                    Nature of Consulting Services

Only the Company’s Chief Executive Officer or President may request that Consultant provide consulting services to the Company pursuant to this Consulting Agreement.  Consultant shall report the results of his consulting services to the Company’s Chief Executive Officer or President.  Except (i) as may expressly be authorized by the Chief Executive Officer or the President of the Company, and (ii) for such contact (if any) as may reasonably be authorized by the Company’s Board of Directors (“Board”) and arranged through the Chief Executive Officer for Consultant to fulfill his obligations as a member of the Board, and (iii) for contact (if any) with the Company’s Board of Directors and/or employees at the level of Senior Executive Vice President or higher (in each case under this clause (iii), only if such contact occurs while Consultant is a director of the Company), Consultant shall not have any business contact with any other officer or employee of the Company or its affiliates.

C.                                    Competent Service

Consultant agrees to honestly and faithfully conduct himself at all times during the performance of consulting services for the Company.  Consultant agrees to perform his services in a diligent and competent manner.

III.                                 Compensation

In consideration for the services to be provided by Consultant, the Company will pay Consultant a Consulting Fee of FORTY ONE THOUSAND ONE HUNDRED SIXTY SIX DOLLARS AND SIXTY SEVEN CENTS ($41,166.67) each month (the “Consulting Fee”).  The first Consulting Fee shall be paid to Consultant for September 2008.  The Consulting Fee shall continue after September 2008 and will be paid for each month in the Consulting Term through and including the month in which the Consulting Term ends, whether or not Consultant is called upon to perform services during that month.  Except as expressly provided in Section IV in the event of Consultant’s death or disability (as such term is defined in Section I) during the Consulting Term, no Consulting Fee shall be payable with respect to any month following the month in which the Consulting Term ends.  The Consulting Fee for a particular month shall be paid not later than fifteen days following that month.  The Company shall have no obligation to pay or reimburse any expenses incurred by Consultant in performing the services.

IV.                                Termination

Upon termination or expiration of the Consulting Term pursuant to Section I, this Agreement shall terminate without further obligations to or by the Consultant under this Agreement, other than for payment of Consultant’s Consulting Fee through the month in which the Consulting Term ends (to the extent not theretofore paid); provided that if the Consulting Term ends due to Consultant’s death or disability (as defined in Section I), the Company shall continue to pay the Consulting Fee to Consultant (or Consultant’s estate, in the event of Consultant’s death) through August 31, 2013 as though the Consulting Term had not ended upon Consultant’s death or disability; provided, further, that in the event of such a termination of the Consulting Term due to such a disability of Consultant, the Company’s obligation to continue to pay the Consulting Fee as though the Consulting Term had not ended upon Consultant’s death or disability is subject to the condition precedent that Consultant not breach any of Consultant’s other obligations or agreements under this Consulting Agreement (except the obligation to perform the consulting services pursuant to Section II.A) as though the Consulting Term had continued in effect through August 31, 2013.

V.                                    Relationship

A.                                    Independent Contractor

Consultant shall operate at all times under this Consulting Agreement as an independent contractor of the Company.  Nothing in this Consulting Agreement shall alter or limit the rights or obligations of Consultant as a member of the Board.

B.                                    Agency

This Consulting Agreement does not authorize Consultant to act as an agent of the Company or any of its affiliates or to make commitments on behalf of the Company or any of its affiliates.  Consultant and the Company intend that an independent contractor relationship be created by this Consulting Agreement, and nothing herein shall be construed as creating an employer/employee relationship, partnership, joint venture, or other business group or concerted action.  Consultant shall at no time hold himself out as an agent of the Company or any of its affiliates for any purpose, including reporting to any governmental authority or agency, and shall have no authority to bind the Company or any of its affiliates to any obligation whatsoever.

C.                                    Taxes

Consultant and the Company agree that Consultant is not an employee for state or federal tax purposes.  Consultant shall be solely responsible for any taxes due as a result of the payment of any consulting fee or other compensation pursuant to this Consulting Agreement.  Consultant will defend and indemnify the Company and each of its affiliates from and against any tax arising out of Consultant’s failure to pay such taxes with respect to any such payments.  If the Company reasonably determines that applicable law requires that taxes should be withheld from any payments or other compensation and benefits pursuant to this Consulting Agreement, the Company reserves the right to withhold, as legally required, and to notify Consultant accordingly.

D.                                    Workers’ Compensation and Unemployment Insurance

Consultant is not entitled to workers’ compensation benefits or unemployment compensation benefits provided by the Company.  Consultant shall be solely responsible for the payment of his workers’ compensation, unemployment compensation, and other such payments.  The Company will not pay for workers’ compensation for Consultant.  The Company will not contribute to a state unemployment fund for Consultant.  The Company will not pay the federal unemployment tax for Consultant.

E.                                      Benefits

Consultant shall not be entitled to participate in any vacation, medical, retirement, or other health and welfare or fringe benefit plan of the Company by virtue of this Consulting Agreement, and Consultant shall not make claim of entitlement any such employee plan, program or benefit on the basis of this Consulting Agreement.   Nothing in this Consulting Agreement is intended, however, to supersede or otherwise affect Consultant’s rights to continued medical, dental or group health or life insurance coverage following his termination of employment with the Company pursuant to COBRA.

VI.                                Non-Disparagement

Consultant agrees that he will not at any time during the Consulting Term, (1) directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that denigrates or disparages, either professionally or personally, the Company, any of its subsidiaries or affiliates, or any of their respective directors, officers, or employees, successors or products, past and present, or (2) make any statement or engage in any conduct that has the purpose (or which a reasonable person reasonably should have known would likely have the effect) of disrupting the business of the Company or any of its subsidiaries or affiliates.  Nothing herein shall abridge, limit, or modify in any way Consultant’s duties or responsibilities as a Director of the Company, or from disclosing such information in a truthful manner as may be required by law, or by judicial or administrative process or order or the rules of any securities exchange or similar self-regulatory organization applicable to such party.

VII.                            Miscellaneous

A.                                    Successors

This Consulting Agreement is personal to each of Consultant and the Company and shall not, without the prior written consent of the other, be assignable by either of them; provided, however, that in the event any person acquires all or substantially all of the business or assets of the Company (by purchase, merger, or otherwise), this Consulting Agreement shall inure to the benefit of and be binding upon such other person.

B.                                    Waiver and Modification

No waiver of any breach of any term or provision of this Consulting Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Consulting Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.  This Consulting Agreement may not be amended or modified other than by a written agreement executed by Consultant and an authorized officer of the Company.

C.                                    Complete Agreement

This Consulting Agreement constitutes and contains the entire agreement and final understanding concerning Consultant’s consulting relationship with the Company and its affiliates, and the other subject matters addressed herein between the parties, and it supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof provided, however, that Consultant’s confidentiality, proprietary information, trade secret and similar obligations under any existing agreement with the Company shall continue.

D.                                    Severability

If any provision of this Consulting Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Consulting Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Consulting Agreement are declared to be severable.

E.                                      Choice of Law

This Consulting Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

F.                                      Advice of Counsel

In entering this Consulting Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Consulting Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.  Each party has cooperated in the drafting and preparation of this Consulting Agreement.  Hence, in any construction to be made of this Consulting Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

G.                                    Counterparts

This Consulting Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

H.                                    Headings

The section headings contained in this Consulting Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Consulting Agreement.

*  *  *

I have read the foregoing Consulting Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

EXECUTED this 24th day of December, 2008, in the State of California, with the effective date as set forth above.

CONSULTANT

/s/ Mace Siegel
Mace Siegel

EXECUTED this 2nd day of January, 2009, in the state of California, with the effective date as set forth above.

THE COMPANY

THE MACERICH COMPANY, A MARYLAND CORPORATION

By:	/s/ Richard A. Bayer
Its:	Sr. EVP & CLO